Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Kevin J. Goodwin Vice President & Treasurer irelations@buckeye.com (800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2017
Announces Cash Distribution

HOUSTON, February 9, 2018 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) today reported its financial results for the fourth quarter and full year 2017. Buckeye reported net income attributable to Buckeye’s unitholders for the fourth quarter of 2017 of $126.3 million compared to net income attributable to Buckeye’s unitholders for the fourth quarter of 2016 of $107.7 million. Adjusted EBITDA (as defined below) for the fourth quarter of 2017 was $289.9 million compared to $255.1 million for the fourth quarter of 2016.

Net income attributable to Buckeye’s unitholders was $0.85 per diluted unit for the fourth quarter of 2017 compared to $0.78 per diluted unit for the fourth quarter of 2016. The diluted weighted average number of units outstanding in the fourth quarter of 2017 was 147.3 million compared to 138.4 million in the fourth quarter of 2016. The increase in the weighted average number of units outstanding is attributable to the units issued during the year to fund a portion of the buyout of the public unit holders of VTTI Energy Partners LP, 2017 capital expenditures and a portion of 2018 capital expenditures.

“Buckeye’s strong results for the fourth quarter continue to highlight the benefit of our diversified portfolio of global assets,” said Clark C. Smith, Chairman, President and Chief Executive Officer. “The improved performance of our Domestic Pipelines & Terminals segment resulted primarily from increased pipeline and terminal throughput volumes during the quarter, with incremental revenue contributions from the first phase of our Michigan/Ohio expansion project as well as strong heating oil volumes due to colder weather in the markets we serve. Increasing petroleum product prices also drove improved settlement revenues for this segment. Results from our Global Marine Terminals segment increased in comparison to the fourth quarter of 2016 as a result of our investment in VTTI and improved operating performance from our Buckeye Texas Partners joint venture. Lower capacity utilization during the quarter, driven by the departure of a long-term customer at one of our facilities earlier in the year and weaker overall storage market conditions, partially offset these improvements. We have undertaken certain tank conversion projects that we expect will better align our product storage capabilities with evolving customer demand, and our commercial teams continue to advance our recontracting efforts. Our Buckeye Merchant Services business delivered strong and stable returns, while driving a record contribution to the other segments during the quarter.”

Distributable cash flow (as defined below) for the fourth quarter of 2017 was $188.9 million compared to $170.7 million for the fourth quarter of 2016. Buckeye also reported distribution coverage of 1.01 times for the fourth quarter of 2017.

Cash Distribution. Buckeye also announced today that its general partner declared a cash distribution of $1.2625 per limited partner unit (“LP Unit”) for the quarter ended December 31, 2017. The distribution will be payable on February 27, 2018 to unitholders of record on February 20, 2018. This cash distribution represents a 2.0 percent increase over the $1.2375 per LP Unit distribution declared for the fourth quarter of 2016. Buckeye has paid cash distributions in each quarter since its formation in 1986.

Full Year Results. For 2017, Buckeye reported net income attributable to Buckeye’s unitholders of $478.8 million compared to net income attributable to Buckeye’s unitholders for 2016 of $535.6 million. This year-over-year decrease is primarily attributable to increased interest and debt expense related to the long-term debt issued in the fourth quarter of 2016 to partially fund the acquisition of a 50% equity interest in VTTI B.V. and increased depreciation and amortization expense related to assets placed in service during the year. Additionally, the Global Marine Terminals segment was impacted by lower capacity utilization driven by weaker overall storage market conditions, which was substantially offset by contributions from our investment in VTTI.

Net income attributable to Buckeye’s unitholders was $3.32 per diluted unit for 2017 compared to $4.03 per diluted unit for 2016. The diluted weighted average number of units outstanding for 2017 was 143.1 million compared to 132.9 million for 2016.

Adjusted EBITDA for 2017 was $1,113.9 million compared to $1,028.0 million for 2016. Distributable cash flow for 2017 was $731.9 million compared to $726.6 million for 2016. Buckeye reported distribution coverage of 1.00 times for 2017 compared to 1.09 times in 2016.

“Our 2017 Adjusted EBITDA benefited significantly from our investment in VTTI, the contribution from our Michigan/Ohio expansion project and other smaller growth capital projects executed during the year,” said Mr. Smith. “Looking forward to 2018, we remain focused on executing on a number of strategic initiatives and investment opportunities across our diverse portfolio of assets, including our VTTI global platform. We believe these investments will position us to continue generating stable, long-term returns for our unitholders.”

Conference Call. Buckeye will host a conference call with members of executive management today, February 9, 2018, at 11:00 a.m. Eastern Time. To access the live webcast of the call, go to https://edge.media-server.com/m6/p/9ck9sc7a ten minutes prior to its start. Interested parties may participate in the call by dialing 877-870-9226 and entering the conference ID 4788497. A replay will be archived and available at this link through March 9, 2018, and the replay also may be accessed by dialing 800-585-8367 and entering the conference ID 4788497.

About Buckeye Partners, L.P.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership which owns and operates, or owns a significant interest in, a diversified global network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, processing and marketing of liquid petroleum products and crude oil. Buckeye is one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered, with approximately 6,000 miles of pipeline. Buckeye also uses its service expertise to operate and/or maintain third-party pipelines and perform certain engineering and construction services for its customers. Buckeye’s global terminal network, including through its interest in VTTI B.V. (“VTTI”), comprises more than 135 liquid petroleum products terminals with aggregate tank capacity of over 176 million barrels across our portfolio of pipelines, inland terminals and marine terminals located primarily in the East Coast, Midwest and Gulf Coast regions of the United States as well as in the Caribbean, Northwest Europe, the Middle East and Southeast Asia. Buckeye’s global network of marine terminals enables it to facilitate global flows of crude oil and refined petroleum products, offering its customers connectivity between supply areas and market centers through some of the world’s most important bulk liquid storage and blending hubs. Buckeye’s flagship marine terminal in The Bahamas, Buckeye Bahamas Hub, is one of the largest marine crude oil and refined petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products. Buckeye’s Gulf Coast regional hub, Buckeye Texas Partners, offers world-class marine terminalling, storage and processing capabilities. Through its 50% equity interest in VTTI, Buckeye’s global terminal network offers premier storage and marine terminalling services for petroleum product logistics in key international energy hubs. Buckeye is also a wholesale distributor of refined petroleum products in certain areas served by its pipelines and terminals. More information concerning Buckeye can be found at www.buckeye.com.

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Adjusted EBITDA and distributable cash flow are not measures defined by accounting principles generally accepted in the United States of America (“GAAP”). We define Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, further adjusted to exclude certain non-cash items, such as non-cash compensation expense; transaction, transition, and integration costs associated with acquisitions; certain unrealized gains and losses on foreign currency transactions and foreign currency derivative financial instruments, as applicable; and certain other operating expense or income items, reflected in net income, that we do not believe are indicative of our core operating performance results and business outlook, such as hurricane-related costs, gains and losses on property damage recoveries, and gains and losses on asset sales. We define distributable cash flow as Adjusted EBITDA less cash interest expense, cash income tax expense, and maintenance capital expenditures incurred to maintain the operating, safety, and/or earnings capacity of our existing assets, plus or minus realized gains or losses on certain foreign currency derivative financial instruments, as applicable. These definitions of Adjusted EBITDA and distributable cash flow are also applied to our proportionate share in the Adjusted EBITDA and distributable cash flow of significant equity method investments, such as that in VTTI, and are not applied to our less significant equity method investments. The calculation of our proportionate share of the reconciling items used to derive these VTTI performance metrics is based upon our 50% equity interest in VTTI, prior to adjustments related to noncontrolling interests in several of its subsidiaries and partnerships, which are immaterial. These adjustments include gains and losses on foreign currency derivative financial instruments used to hedge VTTI’s United States dollar denominated distributions which are excluded from Adjusted EBITDA and included in distributable cash flow when realized. Adjusted EBITDA and distributable cash flow are non-GAAP financial measures that are used by our senior management, including our Chief Executive Officer, to assess the operating performance of our business and optimize resource allocation. We use Adjusted EBITDA as a primary measure to: (i) evaluate our consolidated operating performance and the operating performance of our business segments; (ii) allocate resources and capital to business segments; (iii) evaluate the viability of proposed projects; and (iv) determine overall rates of return on alternative investment opportunities.  We use distributable cash flow as a performance metric to compare cash-generating performance of Buckeye from period to period and to compare the cash-generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow is not intended to be a liquidity measure.

We believe that investors benefit from having access to the same financial measures used by management and that these measures are useful to investors because they aid in comparing our operating performance with that of other companies with similar operations. The Adjusted EBITDA and distributable cash flow data presented by us may not be comparable to similarly titled measures at other companies because these items may be defined differently by other companies. Please see the attached reconciliations of each of Adjusted EBITDA and distributable cash flow to net income.
* * * * *

This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control.  Among the forward-looking statements set forth in this press release are statements regarding our expectation of increasing quarterly distributions in the future. These statements are subject to, among other risks, (i) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes, (ii) terrorism and other security risks, including cyber risk, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (iii) changes in the marketplace for our products or services, such as increased competition, changes in product flows, better energy efficiency, or general reductions in demand, (iv) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (v) shutdowns or interruptions at our pipeline, terminalling, storage, and processing assets or at the source points for the products we transport, store, or sell, (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (vii) volatility in the price of liquid petroleum products, (viii) nonpayment or nonperformance by our customers, (ix) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits and (x) our ability to successfully complete our organic growth projects and to realize the anticipated financial benefits.  You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016, for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date except as required by law.

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This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Buckeye’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Buckeye’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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BUCKEYE PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenue:
Product sales	$532,294	$508,060	$2,014,980	$1,594,240
Transportation, storage and other services	413,758	415,995	1,633,165	1,654,136
Total revenue	946,052	924,055	3,648,145	3,248,376

Costs and expenses:
Cost of product sales	521,774	500,207	1,969,182	1,549,522
Operating expenses	157,555	177,571	639,563	629,942
Depreciation and amortization	73,256	66,439	269,243	254,659
General and administrative	20,988	22,361	90,975	86,098
Other, net	(801)	513	(4,722)	(5,187)
Total costs and expenses	772,772	767,091	2,964,241	2,515,034
Operating income	173,280	156,964	683,904	733,342

Other income (expense):
Earnings from equity investments	13,295	3,077	36,005	11,536
Interest and debt expense	(56,713)	(50,829)	(225,583)	(194,922)
Other income	54	281	211	179
Total other expense, net	(43,364)	(47,471)	(189,367)	(183,207)

Income before taxes	129,916	109,493	494,537	550,135
Income tax benefit (expense)	837	(564)	(872)	(1,460)
Net income	130,753	108,929	493,665	548,675
Less: Net income attributable to noncontrolling interests	(4,436)	(1,264)	(14,863)	(13,067)
Net income attributable to Buckeye Partners, L.P.	$126,317	$107,665	$478,802	$535,608

Earnings per unit attributable to Buckeye Partners, L.P.:
Basic	$0.85	$0.78	$3.33	$4.05
Diluted	$0.85	$0.78	$3.32	$4.03

Weighted average units outstanding:
Basic	146,649	137,613	142,501	132,242
Diluted	147,318	138,440	143,144	132,927

 BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenue:
Domestic Pipelines & Terminals	$274,225	$258,728	$1,035,663	$1,011,696
Global Marine Terminals	147,136	161,812	634,749	671,465
Merchant Services	539,783	518,729	2,038,221	1,621,915
Intersegment	(15,092)	(15,214)	(60,488)	(56,700)
Total revenue	$946,052	$924,055	$3,648,145	$3,248,376

Total costs and expenses: (1)
Domestic Pipelines & Terminals	$150,051	$140,297	$584,762	$550,394
Global Marine Terminals	105,116	129,469	421,779	423,689
Merchant Services	532,697	512,539	2,018,188	1,597,651
Intersegment	(15,092)	(15,214)	(60,488)	(56,700)
Total costs and expenses	$772,772	$767,091	$2,964,241	$2,515,034

Depreciation and amortization:
Domestic Pipelines & Terminals	$26,775	$23,009	$96,660	$87,092
Global Marine Terminals	45,193	42,114	167,443	162,438
Merchant Services	1,288	1,316	5,140	5,129
Total depreciation and amortization	$73,256	$66,439	$269,243	$254,659

Operating income (loss):
Domestic Pipelines & Terminals	$124,174	$118,431	$450,901	$461,302
Global Marine Terminals	42,020	32,343	212,970	247,776
Merchant Services	7,086	6,190	20,033	24,264
Total operating income	$173,280	$156,964	$683,904	$733,342

Adjusted EBITDA:
Domestic Pipelines & Terminals	$159,311	$145,160	$573,021	$568,405
Global Marine Terminals	121,737	101,519	512,821	427,229
Merchant Services	8,853	8,463	28,077	32,372
Total Adjusted EBITDA	$289,901	$255,142	$1,113,919	$1,028,006

Capital expenditures: (2)
Domestic Pipelines & Terminals	$77,224	$78,179	$250,454	$294,849
Global Marine Terminals	52,327	28,065	182,267	191,422
Merchant Services	95	—	614	45
Total capital expenditures	$129,646	$106,244	$433,335	$486,316

Summary of capital expenditures: (2)
Maintenance capital expenditures	$35,476	$45,150	$144,046	$129,691
Expansion and cost reduction	94,170	61,094	289,289	356,625
Total capital expenditures	$129,646	$106,244	$433,335	$486,316

	December 31,	December 31,
	2017	2016
Key Balance Sheet Information:
Cash and cash equivalents	$2,180	$640,340
Long-term debt, total (3)	4,658,321	4,217,695
_______________________________

(1)	Includes depreciation and amortization.

(2)
Amounts exclude the impact of accruals. On an accrual basis, capital expenditure additions to property, plant and equipment were $141.2 million and $120.1 million for the three months ended December 31, 2017 and 2016, respectively, and $436.9 million and $457.4 million for the years ended December 31, 2017 and 2016, respectively.

(3)	Includes long-term debt portion of the Buckeye Partners, L.P. Credit Facility of $166.7 million as of December 31, 2017.

BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA - Continued
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Domestic Pipelines & Terminals (average bpd in thousands):
Pipelines:
Gasoline	754.1	745.3	756.3	759.6
Jet fuel	370.3	350.5	373.8	361.1
Middle distillates (1)	348.9	319.4	309.7	289.4
Other products (2)	12.7	12.7	19.1	16.9
Total throughput	1,486.0	1,427.9	1,458.9	1,427.0
Terminals:
Throughput (3)	1,293.4	1,238.8	1,251.5	1,238.4

Pipeline average tariff (cents/bbl)	90.5	87.5	89.7	85.9

Global Marine Terminals (percent of capacity):
Average capacity utilization rate (4)	88%	99%	92%	99%

Merchant Services (in millions of gallons):
Sales volumes	293.0	327.2	1,214.8	1,179.7
_________________________
(1) Includes diesel fuel and heating oil.
(2) Includes liquefied petroleum gas, intermediate petroleum products and crude oil.
(3) Includes throughput of two underground propane storage caverns.
(4) Represents the ratio of contracted capacity to capacity available to be contracted.  Based on total capacity (i.e., including out of service capacity), average capacity utilization rates are approximately 82% and 94% for the three months ended December 31, 2017 and 2016, respectively, and approximately 88% and 92% for the years ended December 31, 2017 and 2016.

BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
Non-GAAP Reconciliations
(In thousands, except coverage ratio)
(Unaudited)

		Three Months Ended December 31,		Year Ended December 31,
		2017	2016	2017	2016
Net income		$130,753	$108,929	$493,665	$548,675
Less:	Net income attributable to noncontrolling interests	(4,436)	(1,264)	(14,863)	(13,067)
Net income attributable to Buckeye Partners, L.P.		126,317	107,665	478,802	535,608
Add:	Interest and debt expense	56,713	50,829	225,583	194,922
	Income tax (benefit) expense	(837)	564	872	1,460
	Depreciation and amortization (1)	73,256	66,439	269,243	254,659
	Non-cash unit-based compensation expense	4,546	10,432	30,302	33,344
	Acquisition and transition expense (2)	951	7,717	4,226	8,196
	Hurricane-related costs, net of recoveries (3)	960	16,795	5,780	16,795
	Proportionate share of Adjusted EBITDA for equity method investment in VTTI (4)	35,794	—	126,642	—
Less:	Amortization of unfavorable storage contracts (5)	—	—	—	(5,979)
	Gains on property damage recoveries (6)	—	—	(4,621)	(5,700)
	Gain on sale of ammonia pipeline	—	(5,299)	—	(5,299)
	Earnings from equity method investment in VTTI (4)	(7,799)	—	(22,910)	—
Adjusted EBITDA		$289,901	$255,142	$1,113,919	$1,028,006
Less:	Interest and debt expense, excluding amortization of deferred financing costs, debt discounts and other	(52,563)	(46,531)	(208,380)	(177,996)
	Income tax (expense) benefit, excluding non-cash taxes	846	1,172	(297)	276
	Maintenance capital expenditures	(35,476)	(45,150)	(144,046)	(129,691)
	Proportionate share of VTTI’s interest expense, current income tax expense, realized foreign currency derivative gains and losses, and maintenance capital expenditures (4)	(15,002)	—	(43,855)	—
Add:	Hurricane-related maintenance capital expenditures	1,219	6,054	14,577	6,054
Distributable cash flow		$188,925	$170,687	$731,918	$726,649

Distributions for coverage ratio (7)		$186,172	$174,397	$728,677	$664,198

Coverage ratio		1.01	0.98	1.00	1.09
_________________________

(1)
Includes 100% of the depreciation and amortization expense of $18.3 million and $19.2 million for Buckeye Texas Partners LLC for the three months ended December 31, 2017 and 2016, respectively, and $72.4 million and $71.7 million for the years ended December 31, 2017 and 2016, respectively.

(2)	Represents transaction, internal and third-party costs related to asset acquisition and integration.

(3)
Represents costs incurred at our BBH facility in the Bahamas, Yabucoa Terminal in Puerto Rico, Corpus Christi facilities in Texas, and certain terminals in Florida, as a result of Hurricanes Harvey, Irma, and Maria, which occurred in August and September 2017, as well as Hurricane Matthew, which occurred in October 2016, consisting of operating expenses and write-offs of damaged long-lived assets, net of insurance recoveries.

(4)
Due to the significance of our equity method investment in VTTI B.V. (“VTTI”), effective January 1, 2017, we applied the definitions of Adjusted EBITDA and distributable cash flow, covered in our description of non-GAAP financial measures, with respect to our proportionate share of VTTI’s Adjusted EBITDA and distributable cash flow. The calculation of our proportionate share of the reconciling items used to derive these VTTI performance metrics is based upon our 50% equity interest in VTTI, prior to adjustments related to noncontrolling interests in several of its subsidiaries and partnerships, which are immaterial.

(5)	Represents fair value adjustment amortization related to certain storage contracts acquired in the BBH acquisition. These contracts were fully amortized by December 31, 2016.

(6)	Represents gains on recoveries of property damages caused by third parties, primarily related to an allision with a ship dock at our terminal located in Pennsauken, New Jersey.

(7)
Represents cash distributions declared for LP Units and for distribution equivalent rights with respect to certain unit-based compensation awards (“DERs”) outstanding as of each respective period.  Amount for 2017 reflects actual cash distributions paid on LP Units and DERs for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 and estimated cash distributions for LP Units and DERs for the quarter ended December 31, 2017.